UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Celera Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1401 Harbor Bay Parkway

Alameda, California 94502

Notice of 2010 Annual Meeting of Stockholders

Time and Date:	9:00 a.m. Pacific Time on Wednesday, May 26, 2010

Place:	1311 Harbor Bay Parkway Alameda, California 94502

Purposes:	• Elect Richard H. Ayers, Wayne I. Roe and Bennett M. Shapiro as directors.

• Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 25, 2010.

• Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date:	You may vote if you were a stockholder of record of Celera Corporation Common Stock at the close of business on April 1, 2010.

Attendance at the Meeting:

Attendance at the meeting will be limited to stockholders as of the record date. Admission will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts or by a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership as of the record date. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors

Scott K. Milsten
Senior Vice President, General Counsel and Corporate Secretary
April 9, 2010

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the meeting, please submit your proxy as soon as possible. You may vote in person at the meeting even if you previously returned your proxy.

1401 Harbor Bay Parkway

Alameda, California 94502

April 9, 2010

Proxy Statement

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Celera Corporation for use at our 2010 Annual Meeting of Stockholders to be held on Wednesday, May 26, 2010, at 9:00 a.m. Pacific Time for the following purposes:

•	to elect Richard H. Ayers, Wayne I. Roe and Bennett M. Shapiro as directors;

•	to ratify the selection of PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for the year ending December 25, 2010; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Annual Meeting will be held at Celera Corporation, 1311 Harbor Bay Parkway, Alameda, California 94502. The location is accessible to handicapped persons.

This proxy statement and the accompanying proxy card are being mailed starting on or about April 14, 2010.

Only holders of record of Celera common stock at the close of business on April 1, 2010, the record date for the meeting, are entitled to receive these proxy materials and vote their shares at the meeting. As of the record date, there were 81,987,589 shares of Celera common stock outstanding and entitled to vote at the meeting. At the meeting, each outstanding share of Celera common stock will be entitled to one vote.

Throughout this proxy statement, we refer to Celera Corporation as “Celera,” the “Company,” “we,” “us,” or “our.”

How to Vote

If you are a stockholder of record (that is, if you hold shares of Celera common stock in your own name in our stock records maintained by our transfer agent, Computershare Trust Company, N.A.) as of April 1, 2010, you have four ways to vote. You may:

•	sign, date, and return the enclosed proxy card in the enclosed postage-paid envelope;

•	submit your proxy over the Internet by following the instructions on the proxy card;

•	submit your proxy by telephone by following the instructions on the proxy card; or

•	vote in person by attending the meeting.

The shares represented by a properly signed proxy card or voted over the Internet or by telephone will be voted at the meeting as specified by the stockholder. If a proxy card is properly signed and returned but no specific choices are made, the shares represented by the proxy card will be voted in favor of the election of all of the nominees for director named in this proxy statement and “for” each of the proposals set forth on the proxy card.

If you are a “street name” stockholder (that is, if you hold shares of Celera common stock through a bank, broker, or other nominee), you are considered the “beneficial owner” of the shares, and these proxy materials, together with a voting instruction form, are being forwarded to you by your bank, broker, or other nominee. As a beneficial owner, you must instruct your bank, broker, or other nominee how to vote. Depending on your bank, broker, or other nominee, you may be able to submit your voting instructions by toll-free telephone or over the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also submit your voting instructions by signing, dating, and returning the enclosed voting instruction form. Because a beneficial owner is not the stockholder of record, if you wish to vote your shares in person at the meeting, you must first obtain a “legal proxy” from the bank, broker, or other nominee that holds your shares, giving you the right to vote the shares at the meeting.

How to Revoke a Proxy

If you are a stockholder of record, you may revoke a proxy, including a proxy submitted over the Internet or by telephone, at any time before it is voted at the meeting by:

•	submitting a properly completed proxy with a later date or submitting your proxy by telephone or over the Internet at a later time;

•	attending the meeting and voting in person, although attendance at the meeting will not in and of itself constitute revocation of a proxy; or

•	delivering a written notice of revocation to the Secretary of the Company.

If you are a street name stockholder, and you wish to revoke your voting instructions, you must submit later-dated voting instructions to your bank, broker, or other nominee. You may also revoke your voting instructions at any time before your shares are voted in accordance with such instructions by attending the meeting and voting in person, although attendance at the meeting will not in and of itself constitute revocation of your voting instructions. However, because a beneficial owner is not the stockholder of record, if you wish to vote your shares in person at the meeting, you must first obtain a “legal proxy” from the bank, broker, or other nominee that holds your shares, giving you the right to vote the shares at the meeting.

Quorum

We need a quorum to transact business at the meeting. This means that the holders of at least a majority of the outstanding shares of Celera common stock must be present at the meeting, either in person or by proxy. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists. As of the record date, there were 81,987,589 shares of Celera common stock outstanding and entitled to vote at the annual meeting and thus, to constitute a quorum, 40,993,795 shares of Celera common stock must be present at the meeting, either in person or by proxy.

A “broker non-vote” occurs when a bank, broker, or other nominee does not vote on a particular proposal because it does not have discretionary voting authority for that proposal and has not received voting instructions from the beneficial owner. Brokers and other nominees have power to vote without receiving voting instructions from the owner on the ratification of the appointment of independent registered public accountants.

Please note that this year the rules that govern how brokers vote your shares have changed. Brokers may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. Please vote your proxy so your vote can be counted.

Vote Required

Election of Directors. In an uncontested election of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares present in person or represented by proxy and entitled to vote at the meeting. A “majority of votes cast” means that the number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” that director nominee.

In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the nominees. If you elect to abstain in the election of directors, the abstention will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

Each current director who is standing for reelection at the annual meeting has tendered an irrevocable resignation from the Board of Directors that the Nominating and Corporate Governance Committee or another committee of the Board of Directors may accept or reject if the director fails to receive the required majority vote.

Ratification of Selection of PwC. The affirmative “FOR” vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to ratify the selection of PwC as our independent registered public accounting firm (Proposal 2). You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. An abstention will not be counted as a vote “for” or “against” the proposal. Therefore, an abstention will have the same effect as a vote “AGAINST” the proposal.

Voting on Other Matters

If other matters are properly presented at the meeting for consideration, the persons named as proxies on the accompanying proxy card will have the discretion to vote on these matters in accordance with their best judgment. As of the date of this proxy statement, we do not know of any matters to be brought before the meeting other than those described in this proxy statement.

Costs of Proxy Solicitation

We will bear the costs of soliciting proxies for the meeting. In addition to solicitation by mail, proxies may be solicited on our behalf by our directors, officers, or employees in person or by telephone, facsimile, e-mail, or other electronic means. No additional compensation will be paid to these officers, directors or employees for these services. We also may retain a proxy solicitation firm to solicit proxies in connection with the meeting. If we retain a proxy solicitor, we would expect to pay a customary fee, which we estimate to be $10,000, plus out of pocket expenses.

We will also reimburse brokerage houses and other custodians, nominees, and fiduciaries holding shares of Celera common stock in their names or those of their nominees for expenses they incur in sending proxy materials to the beneficial owners of Celera common stock and obtaining their proxies.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement and our Annual Report on Form 10-K for the year ended December 26, 2009 may have been sent to multiple stockholders in your household. If you would like to obtain another copy of either document, please contact our Secretary at 1401 Harbor Bay Parkway, Alameda, California 94502, telephone 510-749-4200. If you want to receive separate copies of our proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2010: Our Proxy Statement dated April 9, 2010 and our Annual Report on Form 10-K for the year ended December 26, 2009 are available electronically at www.proxyvote.com.

Electronic Access to Future Proxy Statements and Annual Reports

If you are a stockholder of record and would like to view future proxy statements and annual reports over the Internet instead of receiving copies in the mail, follow the instructions provided when you submit your proxy over the Internet or call our toll-free stockholder services number at 1-800-690-6903. If you hold your shares through a bank, broker, or other holder, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports and submit voting instructions over the Internet. Opting to receive your proxy materials electronically saves us the cost of printing and mailing these materials to you.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning the persons who serve as our directors and executive officers as of April 1, 2010. Our Bylaws provide that our Board of Directors shall be comprised of no fewer than three directors, divided into three classes, with each class having a three-year term. Our Board of Directors currently has eight members. Each class consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the Class II directors, who are Richard H. Ayers, Wayne I. Roe and Bennett M. Shapiro, will expire on the date of the 2010 annual meeting of stockholders; the term of the Class III directors, who are William G. Green and Kathy Ordoñez, will expire on the date of the 2011 annual meeting of stockholders; and the term of the Class I directors, who are Jean-Luc Bélingard, Peter Barton Hutt and Gail K. Naughton, will expire on the date of the 2012 annual meeting of stockholders.

The business address of each of the individuals listed below is Celera Corporation, 1401 Harbor Bay Parkway, Alameda, California, 94502. Each of the individuals listed below, other than Mr. Bélingard, is a citizen of the United States.

NAME	POSITION
Paul D. Arata	Senior Vice President, Human Resources and Administration
Richard H. Ayers	Director
Jean-Luc Bélingard	Director
Ugo DeBlasi †	Senior Vice President, Chief Financial Officer
William G. Green	Director
Peter Barton Hutt	Director
Victor K. Lee	Vice President, Chief Intellectual Property Counsel and Assistant Secretary
Scott K. Milsten	Senior Vice President, General Counsel and Corporate Secretary
Gail K. Naughton	Director
Kathy Ordoñez	Chief Executive Officer and Director
Wayne I. Roe	Director
Bennett M. Shapiro	Director
Stacey R. Sias	Senior Vice President, Business Development and Strategic Planning
Thomas J. White	Senior Vice President, Chief Scientific Officer
Michael A. Zoccoli	Senior Vice President, Products Group

†	Mr. DeBlasi was named Chief Financial Officer effective April 6, 2009, following the resignation of our previous Chief Financial Officer, Joel R. Jung, effective April 3, 2009.

Directors

Richard H. Ayers, age 67, has served as a director of Celera since February 2008 and was a director of Applied Biosystems, Inc. (formerly Applera Corporation and hereinafter referred to as Applied Biosystems) from 1988 until June 2008. He is the retired Chairman and Chief Executive Officer of The Stanley Works, a tool and hardware manufacturer. He was an advisor to the Chairman and Chief Executive Officer of The Stanley Works from January 1997 to October 1997 after having served as Chairman and Chief Executive Officer of The Stanley Works from May 1989 to December 1996. Mr. Ayers is a Trustee of MassMutual Select Funds and MML Series Investment Fund.

The Board believes that the following experience, attributes, and skills, among others, make Mr. Ayers a highly valued member of the Board: accounting and financial expertise; global business experience as a chief executive officer of a public company; leadership attributes and management experience; and professional and educational background.

Jean-Luc Bélingard, age 61, has served as a director of Celera since February 2008 and was a director of Applied Biosystems from 1993 until June 2008. He is Chairman and Chief Executive Officer of Ipsen S.A., a diversified French healthcare holding company, and has served in that position since January 2002. He previously served as Chief Executive Officer of bioMérieux-Pierre Fabre Group, a diversified French healthcare holding company, from 1999 to December 2001, and as Director General of the Diagnostics Division and a member of the Executive Committee of F. Hoffmann-La Roche Ltd., a healthcare company, from 1990 to 1998. Mr. Bélingard is also a director of Laboratory Corporation of America® Holdings, NicOx S.A. (France), and bioMérieux S.A.

The Board believes that the following experience, attributes, and skills, among others, make Mr. Bélingard a highly valued member of the Board: global business experience as a chief executive officer of several companies in the healthcare space; leadership attributes and management experience; and professional and educational background.

William G. Green, age 65, has served as a director of Celera since July 2008. Mr. Green has been General Counsel and Secretary of the Gordon and Betty Moore Foundation, a private, philanthropic foundation dedicated to advancing environmental conservation and research around the world, since December 2003, and also served as the foundation’s Chief Program Officer — Environmental Conservation from November 2004 until July 2008. He previously served as Senior Vice President, General Counsel and Secretary of Chiron Corporation, a biotechnology company, from 1990 to October 2004 and Senior Vice President and Special Counsel to the President of Chiron from 2004 to 2006.

The Board believes that the following experience, attributes, and skills, among others, make Mr. Green a highly valued member of the Board: legal expertise and experience relating to corporate governance; experience advising senior management of publicly traded companies; legal expertise and experience relating to biotechnology companies; and professional and educational background.

Peter Barton Hutt, age 75, has served as a director of Celera since August 2008. Mr. Hutt is a senior counsel at the law firm of Covington & Burling and has been an attorney with that firm since 1975. He served as Chief Counsel for the Food and Drug Administration between 1971 and 1975. Mr. Hutt is a member of the Institute of Medicine of the National Academy of Sciences and teaches a course on food and drug law each winter term at Harvard Law School. He serves on a number of academic, philanthropic and venture capital advisory boards, and is a director of Xoma Ltd., ISTA Pharmaceuticals, Inc., and Momenta Pharmaceuticals, and several privately held life sciences companies. Additionally, within the last five years, he was a director of Phase Forward Inc., CV Therapeutics, Inc., and Favrille, Inc.

The Board believes that the following experience, attributes, and skills, among others, make Mr. Hutt a highly valued member of the Board: legal expertise and experience relating to food and drug laws; legal expertise and experience relating to corporate governance; and professional and educational background.

Gail K. Naughton, age 54, has served as a director of Celera since July 2008. Dr. Naughton has been Dean of the College of Business Administration at San Diego State University since August 2002 and Chairman and Chief Executive Officer of Histogen, Inc., a regenerative medicine company, since June 2007. She was Vice Chairman of Advanced Tissue Sciences, Inc. (ATS), a company involved in human-based tissue engineering, from March 2002 to October 2002, President from August 2000 to March 2002, President and Chief Operating Officer from 1995 to 2000, and co-founder and director since inception in 1991. She is also a director of C.R. Bard, Inc.

The Board believes that the following experience, attributes, and skills, among others, make Dr. Naughton a highly valued member of the Board: global business experience as a chief executive officer and university dean; leadership attributes and management experience, particularly in the biotechnology space; and professional and educational background.

Kathy Ordoñez, age 59, has served as our Chief Executive Officer, and as a director of Celera, since February 2008. She joined Applied Biosystems in December 2000, and held various positions, including President of Celera Diagnostics LLC, prior to being named to her current position. Prior to December 2000, Ms. Ordoñez was employed by Hoffmann-La Roche, a leading international healthcare company, where she was President and Chief Executive Officer of Roche Molecular Systems from 1991 to 2000.

The Board believes that the following experience, attributes, and skills, among others, make Ms. Ordoñez a highly valued member of the Board: global business experience as a chief executive officer; leadership attributes and management experience, particularly in the biotechnology space; and professional and educational background.

Wayne I. Roe, age 59, has served as a director of Celera since December 2008. Mr. Roe has been a general partner of DFJ In-Cube Ventures, an early stage medical technology fund, since 2007. From 2001 to 2007, he served as a consultant on life science marketing and pharmacoeconomic strategy. Mr. Roe was the founding Chief Executive Officer and Chairman of Covance Health Economics and Outcomes Services, Inc. from 1988 to 1999 and previously served as Vice President for Economic and Health Policy for the Health Industry Manufacturers Association. He currently sits on the boards of directors of ISTA Pharmaceuticals, Inc. and a number of privately held companies. Mr. Roe also serves on the executive committee of the Maryland Angels Fund. Additionally, within the last five years, he was a director of Favrille, Inc. and Aradigm Corporation.

The Board believes that the following experience, attributes, and skills, among others, make Mr. Roe a highly valued member of the Board: experience as a chief executive officer; expertise and experience relating to reimbursement, pharma-economics, public policy and market strategy for new medical technologies; and professional and educational background.

Bennett M. Shapiro, age 70, has served as a director of Celera since May 2008. Dr. Shapiro has been a director and Partner of PureTech Ventures, a venture capital firm specializing in investments in novel therapeutics, medical devices, and research technologies, since August 2003. From September 1990 to July 2003, Dr. Shapiro was Executive Vice President of Merck & Co., Inc., a research-based pharmaceutical company, in charge of Worldwide Basic and Preclinical Research and Licensing and External Research. He is also a director of Momenta Pharmaceuticals, Inc.

The Board believes that the following experience, attributes, and skills, among others, make Dr. Shapiro a highly valued member of the Board: expertise and experience relating to novel therapeutics, medical devices and research technologies; leadership attributes and management experience; and professional and educational background.

Executive Officers

Paul D. Arata, age 55, has served as our Senior Vice President of Human Resources and Administration since August 2009, and previously as Vice President of Human Resources and Administration since February 2008. Prior to joining Applied Biosystems’ Celera Group, Mr. Arata held various human resources positions with Applied Biosystems from 2001 to 2008, most recently serving as Vice President of Human Resources and Site Services. Prior to joining Applied Biosystems, Mr. Arata held various human resources and administrative and management roles with Charles Schwab & Co., Inc., SBC Communications Inc. and Pacific Telesis Group.

Ugo DeBlasi, age 48, has served as our Senior Vice President, Chief Financial Officer since August 2009, and previously as Chief Financial Officer since April 2009. Mr. DeBlasi was a consultant to the Company in 2009 prior to commencing his role as Chief Financial Officer. Previously, Mr. DeBlasi served as Vice President and Controller (Chief Accounting Officer) of Applied Biosystems from 2003 to 2008. Mr. DeBlasi also held the positions of Vice President Finance, Celera Genomics; Corporate Controller (Chief Accounting Officer); Assistant Corporate Controller; Director Financial Accounting and Reporting; and Senior Manager, Financial Reporting for Applied Biosystems. Prior to Applied Biosystems, Mr. DeBlasi was a Senior Auditor for Price Waterhouse.

Victor K. Lee, age 51, has served as our Vice President, Chief Intellectual Property Counsel and Assistant Secretary since August 2009, and previously as Chief Intellectual Property Counsel since July 2008 and as our Assistant Secretary since November 2008. Dr. Lee served as our Secretary from July 2008 to November 2008.

Dr. Lee joined Applied Biosystems’ Celera Group in July 2001 as Senior Patent Attorney and Licensing Director, and held the position of Vice President and Chief Group Counsel between May 2004 and June 2008. Prior to joining Celera, Dr. Lee worked for Roche Molecular Systems as Chief Patent Counsel. He previously held faculty positions in the Department of Medicine at the University of Washington.

Scott K. Milsten, age 40, has served as our Senior Vice President, General Counsel and Corporate Secretary since August 2009, and previously as Vice President, General Counsel and Corporate Secretary since November 2008. Previously, Mr. Milsten was Deputy General Counsel for Gen-Probe Incorporated, a molecular diagnostics company, between May 2005 and October 2008. Prior to Gen-Probe, Mr. Milsten practiced corporate law with the law firm of Latham & Watkins LLP from 1996 to 2005, where he specialized in mergers and acquisitions and securities offerings for life science and technology companies.

Stacey R. Sias, age 56, has served as our Senior Vice President, Business Development and Strategic Planning since August 2009, and previously as Chief Business Officer since February 2008. She joined Applied Biosystems’ Celera Group in April 2001 and held various positions, including Vice President, Marketing and Business Development. Prior to this, Dr. Sias was the Vice President of Licensing at Roche Molecular Systems and held various positions within Hoffmann La-Roche. She previously served as a patent agent at Cetus Corporation and as a molecular biologist at Codon Corporation and Genentech, Inc.

Thomas J. White, age 64, has served as our Senior Vice President, Chief Scientific Officer since August 2009, and previously as Chief Scientific Officer since February 2008. He joined Applied Biosystems’ Celera Group in November 2000 and held various positions, including Vice President, Research and Development. Prior to this, Dr. White was employed by Roche Molecular Systems, where he was Senior Vice President of Research and Development from 1989 to 2000. From 1978 to 1989, Dr. White held various positions at Cetus Corporation, including Vice President of Research and Associate Director of Research and Development.

Michael A. Zoccoli, age 59, has served as our Senior Vice President, Products Group since August 2009, and previously as General Manager, Products Business since February 2008. He joined Applied Biosystems’ Celera Group in January 2002, and held various positions, including Vice President of Development, Vice President of Development, Instruments Systems and Software, and Vice President of Development and Manufacturing. He previously worked in product development and project management at a number of companies, including Cetus Corporation, Roche Molecular Systems, Applied Imaging Corporation, and Bayer Diagnostics.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business is managed under the direction of our Board of Directors. Members of the Board of Directors are kept informed of our business through discussions with officers and other employees, by reviewing materials relating to the Company, and by participating in meetings of the Board of Directors and its committees. William G. Green has been elected non-executive Chairman of the Board.

There were 11 Board of Directors meetings and 20 committee meetings during the year ended December 26, 2009. Each director attended at least 75% of the meetings of the Board of Directors and of the committees on which he or she served.

All directors are encouraged to attend our annual meetings of stockholders, and all directors are expected to attend the Company’s 2010 annual meeting of stockholders.

Director Independence

The Board of Directors has affirmatively determined that each of the non-employee directors is independent and that each director who serves on its committees is independent, as such term is defined by rules of The NASDAQ Stock Market (NASDAQ) and the Securities and Exchange Commission (SEC).

Board Committees

Our Board of Directors has established three committees to assist it in carrying out its responsibilities: an Audit and Finance Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Board of Directors may also establish other committees from time to time.

Each of these committees operates under a written charter, copies of which are available in the Corporate section of our website at www.celera.com under the heading “About Us — Corporate Governance — Committee Charters.” The committee charters are also available in print to any stockholder on request to: Secretary, Celera Corporation, 1401 Harbor Bay Parkway, Alameda, California 94502.

Audit and Finance Committee. The Audit and Finance Committee, which was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the Exchange Act), oversees accounting, finance, and internal control matters. The Committee is responsible for the appointment, compensation, evaluation, and oversight of the work of our independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing other services. In addition, the Committee, among other things:

•	reviews and approves the scope, plan and fees of audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviews with management and our independent registered public accounting firm our annual and quarterly consolidated financial statements; and

•	reviews our significant financial policies, strategies and commitments.

The Committee also reviews and approves all related party transactions pursuant to a Related Party Transaction Policy described in more detail below. Each member of the Audit and Finance Committee is independent as defined by the rules of NASDAQ and also satisfies the independence requirements for members of audit committees prescribed under the Sarbanes-Oxley Act of 2002. Each member of the Audit and Finance Committee meets NASDAQ’s financial literacy requirements, and the Board of Directors has determined that Mr. Ayers is an “audit committee financial expert” within the meaning of the applicable regulations and standards. The Audit and Finance Committee met 12 times during the year ended December 26, 2009. The members of the Audit and Finance Committee are Richard H. Ayers, Gail K. Naughton and Wayne I. Roe, with Mr. Ayers serving as chair.

Compensation Committee. The Compensation Committee oversees compensation policies and practices for our officers and other members of senior management, including salary, bonus, and incentive awards. The details of the processes and procedures that we use in the consideration and determination of executive compensation are described below under “Compensation Discussion and Analysis.” The Compensation Committee met four times during the year ended December 26, 2009. The members of the Compensation Committee are Jean-Luc Bélingard, Richard H. Ayers and Bennett M. Shapiro, with Mr. Bélingard serving as chair.

The Compensation Committee retains an independent compensation consulting firm to assist it in identifying appropriate peer companies for consideration in its analysis of officer compensation, preparing executive compensation analyses, and providing ongoing advice to the Compensation Committee as requested.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee evaluates our Board of Directors’ effectiveness and generally takes a leadership role in advising the Board of Directors on corporate governance and related matters. The Nominating and Corporate Governance Committee is also responsible for the general oversight of the Company’s ethical conduct and compliance with laws and regulations applicable to our business. The Nominating and Corporate Governance Committee met four times during the year ended December 26, 2009. The members of the Nominating and Corporate Governance Committee are Gail K. Naughton, Bennett M. Shapiro and Peter Barton Hutt, with Dr. Naughton serving as chair.

The Nominating and Corporate Governance Committee also assists the Board of Directors in identifying individuals qualified to serve as members of the Board of Directors and with management succession planning. Final approval of the nomination of a new nominee to the Board of Directors is determined by the full Board of Directors. The Nominating and Corporate Governance Committee considers nominations for directors recommended by members of the Board of Directors, Company management, stockholders, and other sources.

Board Leadership Structure

The Board is composed of seven independent directors and Ms. Ordoñez, our Chief Executive Officer. One of our independent directors, Mr. Green, serves as our non-executive Chairman of the Board. Each of the Board’s standing Committees is composed of independent directors. The Board believes that its largely independent membership provides useful oversight and allows the Board to fulfill its duties effectively. With respect to the Chairman and Chief Executive Officer positions, the Board believes that it is presently beneficial to the Company to have those roles separated. The Board conducts an annual evaluation to determine whether the Committees are functioning effectively and whether the current Board leadership structure continues to be appropriate.

Board Role in Risk Oversight

Our management performs day-to-day assessment of the risks faced by the Company, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board of Directors is responsible for overseeing management in its assessment and management of those risks, and the Board takes an active role in that regard. At meetings, the Board reviews with management the Company’s business and strategies, the risks involved, and management’s approach to managing those risks.

In addition, in accordance with its charter, the Audit and Finance Committee reviews the Company’s policies and guidelines with respect to financial risk assessment and management. Where appropriate, the Audit and Finance Committee is responsible for making recommendations to the Board regarding financial aspects of risk management policies and their impact on the Company. The Audit and Finance Committee also regularly discusses with management the Company’s significant financial risk exposures and the actions management has taken to limit, monitor, or control those exposures.

The Nominating and Corporate Governance Committee is charged with reviewing the effectiveness of the Company’s programs and procedures with respect to compliance with laws. In discharging this function, the

Nominating and Corporate Governance Committee regularly discusses with management, including the Chief Compliance Officer, significant compliance risks in operating in the healthcare industry and the actions management has taken to limit, monitor or control those exposures.

The Compensation Committee oversees risk management as it relates to our compensation plans, policies and programs in connection with designing (in consultation with management or the Board of Directors), recommending to the Board for approval, and evaluating our compensation programs. The Compensation Committee reviews our compensation programs to ensure that they are designed to encourage high performance, promote accountability and align employee interests with the interests of our stockholders, and has reviewed with management whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks that could have a material adverse effect on the Company.

Compensation Risk Assessment

We conducted a risk assessment of our compensation programs and policies from legal, human resources, financial and risk management perspectives and reviewed and discussed this assessment with the Compensation Committee. Based on this assessment, we concluded that we do not have any compensation programs or practices which would reasonably likely have a material adverse effect on the Company.

In this review, management considered the attributes of our programs, including:

•	the mix of fixed and variable compensation opportunities;

•	the balance between annual and long-term performance opportunities;

•	the alignment of annual and long-term incentive award objectives to ensure that both types of awards encourage consistent behaviors and sustainable performance results;

•	corporate goals and performance metrics tied to key measures of performance that motivate sustained performance, and the controls over these measures; and

•	the Compensation Committee’s ability to consider non-financial and other qualitative performance factors in determining actual compensation payouts.

Director Nomination Process

Director Qualifications. The Board seeks independent directors who collectively represent a broad range of talent, skill, expertise, and experience. Our Nominating and Corporate Governance Committee is responsible for, among other things, assisting the Board in identifying qualified candidates to become Board members. The Board and our Nominating and Corporate Governance Committee believe that the following criteria are important considerations for Board candidates: independence in accordance with applicable NASDAQ and SEC rules; personal and professional integrity, ethics, and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance, and other elements relevant to the success of a publicly traded company in today’s business environment; experience in the Company’s industry and with relevant social policy concerns; experience as a board member of another publicly held company; academic expertise in an area of the Company’s operations; and practical and mature business judgment, including the ability to make independent analytical inquiries. In identifying potential Board member candidates, the Nominating and Corporate Governance Committee and the Board utilize the above criteria and also focus on ensuring that the Board as a whole reflects a mix of experience and backgrounds that will allow the Board to fulfill its responsibilities.

Consideration of Stockholder Nominees for Director. Pursuant to our Bylaws, a stockholder who wishes to nominate persons for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) must be a stockholder of record when giving us notice and at the meeting, must be entitled to vote at the meeting and must comply with the notice provisions in our Bylaws. In order to nominate a person for election to the Board of Directors at an annual meeting, a stockholder’s notice must be provided to our Secretary not less than 90 nor more than 120 days before the anniversary date of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be delivered, or mailed and received, not earlier than the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. In order to nominate a person for election to the Board of Directors at a special meeting, a stockholder’s notice must be delivered to, or mailed and received, by our Secretary not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure of the date of such special meeting was first made. If the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is provided to our Secretary not later than the close of business on the 10th day following the day on which such public disclosure is first made.

Generally, the stockholder’s notice must include the following information for the person making the nomination, the beneficial owner, if different, on whose behalf the nomination is being made, and any affiliate or associate of such stockholder or beneficial owner (together, the Nominating Person):

•	name and address;

•	the class and number of Celera shares owned;

•

disclosure regarding any derivative, swap or other transactions which give the Nominating Person economic risk similar to ownership of Celera shares or provide the opportunity to profit from an increase in the price or value of Celera shares;

•	any proxy, agreement, arrangement, understanding or relationship that confers a right to vote any Celera shares;

•

any agreement, arrangement, understanding or relationship engaged in to mitigate economic risk related to, or increase or decrease the voting power with respect to, or which provides the opportunity to profit from, any decrease in the price or value of Celera shares;

•	rights to dividends on Celera shares that are separate from the underlying shares;

•	any performance-related fees that the Nominating Person is entitled to based on any increase or decrease in the price or value of any Celera shares; and

•

any other information relating to the Nominating Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Nominating Person in support of the election of directors at the meeting pursuant to Section 14(a) of the Exchange Act.

The stockholder’s notice must also include the following information for each proposed director nominee:

•	the same information as for the Nominating Person (see above);

•	all information required to be disclosed in a proxy statement in connection with a contested election of directors;

•	financial or other relationships during the past three years between the Nominating Person and the nominee and the nominee’s affiliates or associates;

•

a statement as to whether the nominee, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation that will become effective upon the occurrence of the events set forth in our Bylaws; and

•	a signed questionnaire, representation and agreement as set forth in the Bylaws.

The stockholder’s notice must be updated and supplemented prior to the meeting, if necessary, in accordance with the time periods set forth in our Bylaws.

If the nomination was made in accordance with the procedures in our Bylaws, the Nominating and Corporate Governance Committee will evaluate director candidates proposed by stockholders in the same manner it evaluates other candidates.

Compensation Committee Interlocks and Insider Participation

During the year ended December 26, 2009, the Compensation Committee consisted of Messrs. Bélingard, Ayers, and Shapiro. None of these members is or has been an officer or employee of the Company, and none of our executive officers serves as a director or member of the compensation committee of another entity that has one or more executives serving on our Board of Directors or Compensation Committee.

In November 2007, we established a collaboration with Societe de Conseils, de Recherche et d’Applications Scientifiques SAS, a wholly owned subsidiary of Ipsen S.A., to develop biomarker and pharmacogenomic tests for patients with growth failure. We have received a total of $0.8 million under this collaboration since its inception. We are eligible to earn additional milestone payments of up to $1.2 million under this collaboration, and as yet undetermined amounts in the event that Ipsen asks us to develop and manufacture reagents for use in the clinical trials of an Ipsen product. Mr. Bélingard is Chairman and Chief Executive Officer of Ipsen.

Communications with Directors

Any stockholder or other interested parties may communicate directly with the Board of Directors or the non-management directors. All communications should be in writing and should be directed to the Company’s Secretary at the address given above. The sender should indicate in the address whether it is intended for the entire Board of Directors, the non-management directors as a group, or an individual director. Each communication intended for the Board of Directors or non-management directors received by the Secretary will be forwarded to the intended recipients subject to compliance with instructions from the Board of Directors in effect from time to time concerning the treatment of inappropriate communications.

Report of the Audit and Finance Committee

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Celera specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit and Finance Committee has reviewed and discussed with management  and PricewaterhouseCoopers, LLP (PwC) the audited consolidated financial statements of Celera contained in our Annual Report on Form 10-K for the year ended December 26, 2009. The Committee also discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

The Audit and Finance Committee has received written disclosures from PwC required by PCAOB Rule 3526, “Communications with Audit Committees Concerning Independence,” and has discussed with PwC its independence from Celera and its management.

Based on the reviews and discussions referred to above, the Audit and Finance Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited consolidated financial statements of Celera in our Annual Report on Form 10-K for the year ended December 26, 2009, for filing with the SEC.

The Audit and Finance Committee has also appointed PwC to audit our consolidated financial statements for the year ending December 25, 2010, subject to stockholder ratification of that appointment.

Audit and Finance Committee

Richard H. Ayers, Chair
Gail K. Naughton
Wayne I. Roe

Compensation of Directors

Under our director compensation policy, each non-employee director receives an annual cash retainer of $45,000, which is payable in quarterly installments. The Chairman of the Board and committee chairs receive the following additional cash compensation, which amounts are added to their annual cash retainers: Chairman of the Board — $45,000; Audit and Finance Committee — $15,000; Compensation Committee — $10,000; and Nominating and Corporate Governance Committee — $10,000. Pursuant to the policy, new Celera non-employee directors receive an initial option grant of 30,000 shares, which vests in three equal annual installments following the date of grant, and an annual option grant of 20,000 shares, which vests one year after the date of grant. The annual option grant is awarded to directors on the date of our annual meeting of stockholders.

The Company did not pay any additional amounts for attendance at meetings, participation on committees, or serving as a co-chair of a committee.

The following table shows the compensation we paid to each of our non-management directors during the year ended December 26, 2009:

	Fees Earned or Paid in Cash (1)	Option Awards (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total
Richard H. Ayers	$60,000	$75,200	—	—	$135,200
Jean-Luc Bélingard	$55,000	$75,200	—	—	$130,200
William G. Green	$90,000	$75,200	—	—	$165,200
Peter Barton Hutt	$45,000	$75,200	—	—	$120,200
Gail K. Naughton	$55,000	$75,200	—	—	$130,200
Wayne I. Roe	$45,000	$75,200	—	—	$120,200
Bennett M. Shapiro	$45,000	$75,200	—	—	$120,200

(1)	Represents the amount of the annual retainer and fees for service as Chairman of the Board and committee chair, as applicable.

(2)	Amounts shown represent the grant date fair value of options granted in the year ended December 26, 2009 as computed in accordance with FASB (ASC) Topic 718, Compensation — Stock Compensation. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 2 to the Consolidated Financial Statements for 2009 contained in our Annual Report on Form 10-K filed with the SEC on March 10, 2010. These amounts do not necessarily reflect the amounts ultimately to be received by the recipient.

The aggregate number of option awards outstanding as of December 26, 2009 for each non-management director was as follows:

Options Outstanding at December 26, 2009
Richard H. Ayers	72,200
Jean-Luc Bélingard	72,200
William G. Green	50,000
Peter Barton Hutt	50,000
Gail K. Naughton	50,000
Wayne I. Roe	50,000
Bennett M. Shapiro	50,000

(3)	In accordance with SEC rules, no amount is included for perquisites and other personal benefits for any director during the year ended December 26, 2009 as the amount, in all cases, was less than $10,000.

RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

Our Board of Directors has adopted a written Related Party Transaction Policy for the review, approval, and ratification of transactions involving Celera Corporation and “related parties.” Under the policy, the Audit and Finance Committee reviews the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and takes into account the conflicts of interest and corporate opportunity provisions of the Company’s Code of Business Conduct and Ethics before approving or disapproving the related party transaction. For purposes of the policy, related parties are defined as directors and nominees for director, executive officers, and immediate family members of the foregoing, as well as security holders known to beneficially own more than five percent of our common stock and immediate family members of such security holders.

Related Transactions with Directors

In November 2007, we established a collaboration with Societe de Conseils, de Recherche et d’Applications Scientifiques SAS, a wholly owned subsidiary of Ipsen S.A., to develop biomarker and pharmacogenomic tests for patients with growth failure. We have received a total of $0.8 million under this collaboration since its inception. We are eligible to earn additional milestone payments of up to $1.2 million under this collaboration, and as yet undetermined amounts in the event that Ipsen asks us to develop and manufacture reagents for use in the clinical trials of an Ipsen product. Mr. Bélingard, one of our directors, is Chairman and Chief Executive Officer of Ipsen.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 26, 2009 regarding the Company’s 2008 Stock Incentive Plan, which was the only equity compensation plan in effect as of December 26, 2009:

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	4,974,288	(1)	$14.54	12,967,383
Equity compensation plans not approved by security holders	—		—	—

Total	4,974,288	(1)	$14.54	12,967,383

(1)	Includes restricted stock units, or RSUs, each of which represents the right to receive one share of Celera common stock at the time the RSU vests. RSUs do not have an exercise price and have been excluded in the determination of weighted-average exercise price in column (b).

OWNERSHIP OF COMMON STOCK

The following table sets forth, as of March 1, 2010, information concerning the beneficial ownership of our common stock by:

•	each person or entity known to us who beneficially owned more than five percent of the outstanding shares of our common stock;

•	each person who was one of our directors or named executive officers; and

•	as a group, all persons who were our directors and executive officers.

Based on information furnished to us or on filings made under the Exchange Act by or on behalf of such person or entity, except as otherwise indicated in the footnotes below, we believe that each person or entity has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s or entity’s name. Beneficial ownership is determined in accordance with the rules of the SEC and generally attributes beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to such securities. Shares of our common stock subject to options that are currently exercisable, other vested securities evidencing the right to receive shares of our common stock and unvested options or other securities that will vest or be exercisable within 60 days after March 1, 2010, are deemed to be outstanding and beneficially owned by the person holding such options or other securities for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Except as otherwise noted below, the address for each person listed in the following table is: Celera Corporation, 1401 Harbor Bay Parkway, Alameda, California, 94502.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (7)
5% STOCKHOLDERS
FMR LLC	9,596,304	(1)	11.7%
BVF Partners L.P.	8,017,692	(2)	9.8%
Black Rock, Inc.	6,818,986	(3)	8.3%
Wellington Management Company, LLP	6,537,766	(4)	8.0%

DIRECTORS AND NAMED EXECUTIVE OFFICERS
Richard H. Ayers	41,270	(5)	*
Jean-Luc Bélingard	39,551		*
William G. Green	20,000		*
Peter Barton Hutt	10,000		*
Gail K. Naughton	10,000		*
Wayne I. Roe	10,000		*
Bennett M. Shapiro	10,000		*
Ugo DeBlasi	45,019	(6)	*
Scott K. Milsten	36,159	(6)	*
Kathy Ordoñez	830,678	(6)	1.0%
Thomas J. White	196,874	(6)	*
Michael A. Zoccoli	92,645	(6)	*
All directors and executive officers as a group (15 persons) †	1,626,472	(6)	2.0%

*	Less than 1% of the outstanding shares of our common stock.

†	Excludes Joel Jung, our former Chief Financial Officer. Mr. Jung resigned from his employment with the Company effective April 3, 2009. As of such date, Mr. Jung owned 4,803 shares, held restricted stock units to acquire an aggregate of 29,330 shares and held options to acquire an aggregate of 85,000 shares.

(1)	Based on Schedule 13G/A filed with the SEC on February 16, 2010 by FMR LLC. The business address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts, 02109. Per the Schedule 13G/A, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser to various investment companies, is the beneficial owner of 9,596,304 shares. The ownership of one investment company, Fidelity Growth Company Fund amounted to 9,289,848 shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the funds, have sole power to dispose of the 9,596,304 shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC, and are parties to certain voting agreements. Neither FMR LLC nor Edward C. Johnson 3d, has the sole power to vote or direct the voting of the shares owned by the Fidelity Funds.

(2)	Based on Schedule 13D/A filed with the SEC on February 9, 2010 by Biotechnology Value Fund, L.P. (“BVF”), Biotechnology Value Fund II, L.P. (“BVF2”), BVF Investments, L.L.C. (“BVLLC”), Investment 10, L.L.C. (“ILL10”), BVF Partners L.P. (“BVF Partners”), BVF Inc., and Mark N. Lampert, collectively holding shared voting and shared dispositive power of the 8,017,692 shares. Mr. Lampert is the sole shareholder, sole director and an officer of BVF Inc. The business address for BVF, BVF2, BVLLC, ILL10, BVF Partners, BVF Inc. and Mark N. Lampert is 900 North Michigan Avenue, Chicago, Illinois 60611. Per the Schedule 13D/A, as the general partner of BVF and BVF2, the manager of BVLLC and the investment advisor of ILL10, BVF Partners may be deemed to beneficially own the 8,017,692 shares. As the investment advisor and general partner of BVF Partners, BVF Inc. may be deemed to beneficially own the 8,017,692 shares beneficially owned by BVF Partners. Mr. Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the 8,017,692 shares beneficially owned by BVF Inc.

(3)

Based on Schedule 13G filed with the SEC on January 29, 2010 by Blackrock Inc. The business address of Blackrock Inc. is 40 East 52nd Street, New York, NY 10022. Per the Schedule 13G, Blackrock, Inc. (together with its subsidiaries) has sole dispositive power and sole voting power of the 6,818,986 shares.

(4)	Based on Schedule 13G/A filed with the SEC on February 12, 2010 by Wellington Management Company, LLP. The business address of Wellington Management Company is 75 State Street, Boston, MA 02109. Per the Schedule 13G/A, Wellington Management Company, in its capacity as investment advisor, may be deemed to beneficially own and have shared dispositive power of 6,537,766 shares and shared voting power of 5,455,947 shares.

(5)	Includes 7,045 shares of Celera stock held by the Suzanne L. Ayers Living Trust, a trust for the benefit of Mr. Ayers’ wife, of which Mr. Ayers is a co-trustee. Includes 4,725 shares of Celera stock held by the Richard H. Ayers Living Trust, a trust for the benefit of Mr. Ayers, of which Mr. Ayers is a co-trustee. Does not include 3,386 units representing shares of Celera stock deferred by Mr. Ayers. No voting power exists with respect to these deferred share units.

(6)	Includes restricted stock units, or RSUs, each of which represents the right to receive one share of Celera stock at the time the RSU vests. Prior to the vesting of the RSUs, the recipient will not be deemed to be the holder of or have any of the rights of a holder with respect to any shares of stock deliverable with respect to the RSUs.

(7)	Based on 81,983,797 shares of our common stock outstanding as of March 1, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

We are required to identify any officer, director, or beneficial owner of more than 10% of Celera common stock who failed to timely file with the SEC a required report relating to beneficial ownership of stock under Section 16(a) of the Exchange Act. Based solely on a review of information provided to us, all persons subject to these reporting requirements filed the required reports on a timely basis during the year ended December 26, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In 2009, we undertook a complete review of our compensation philosophy and programs. As a result, our Compensation Committee advanced a strong pay-for-performance philosophy designed to align executive compensation with our business and shareholder’s interests. In connection with such review, we determined to manage our compensation program to the 50th percentile of our peer group, with the ability to earn up to the 75th percentile with annual incentive and equity compensation based on superior performance.

To implement this decision, we did not raise base salaries for our executives in 2009, other than for one individual who was below market. In addition, our Chief Executive Officer’s annual bonus target was reduced from 95% of her base salary to 75% of her base salary. However, to keep her overall compensation levels in line with the 50th percentile of our peer group, she was granted additional stock options and restricted stock units to put a greater emphasis on her long-term incentives.

For 2009, our executives, as well as other employees, earned annual bonuses based on three equally weighted financial goals of $201,644,000 targeted revenue, $139,922,000 targeted gross profit and $141,812,000 targeted operating expenses, plus personal performance assessments. Our 2009 business modifier was calculated based on revenue of $166,924,000, gross profit of $116,055,000 and operating expenses of $129,671,000 (which excluded certain non-recurring adjustments, approved by the Compensation Committee, reflecting expenses the Compensation Committee determined were not anticipated in establishing the Company’s operating expense target), resulting in a bonus pool funding of 57.1% of plan. Each executive then received a personal modifier used to calculate the total bonus paid.

After reviewing benchmark data and considering dilution, cost and share usage, the Compensation Committee decided to award executive’s long-term incentives in 2009 in the form of stock options and time based restricted stock units, with 50% of the intended value coming from each form of award.

Compensation Philosophy and Overview of our Program

Our compensation philosophy is to align financial rewards with long term shareholder returns and value. We are committed to the principles inherent in paying for performance and we have structured our compensation program to deliver rewards for exemplary performance and to withhold rewards and impose other consequences in the absence of such performance.

Our compensation programs work together to achieve several key objectives, including the payment of compensation related to company performance and the collective efforts of our employees. In particular, the primary goals of our executive compensation program are to:

•

attract and retain top quality leadership by delivering competitive levels of base salary, short and long term incentives, and benefits commensurate with the capabilities, depth of experience, and background of the executive, as well as in recognition of their specific contributions to the achievement of the organization’s objectives;

•

reward executives for business performance and results that increase stockholder value. We have implemented variable and equity based programs that deliver rewards commensurate with the effort and achievement of these results;

•

drive and motivate executive behaviors (for example, thinking from the perspective of a stockholder, facilitating the achievement of team goals, making appropriate research and development investment choices, balancing long-term and short-term objectives, managing risk, and creating business continuity) that are aligned with the short and long-term strategies of the business and with stockholder interests; and

•	place an appropriate portion of each executive’s total compensation at risk based on the level of responsibility and impact of the position on Celera’s financial results.

In order to implement this philosophy, we provide our Named Executive Officer’s with base salary, annual bonus incentives and long-term equity awards within the following framework:

•	base salary targeted at the 50th percentile of our peer group;

•

total cash compensation (base salary and annual bonus) targeted at the 50th percentile of our peer group, with stretch/exceptional performance that increases long term shareholder value up to the 75th percentile; and

•	long-term compensation targeted at the 50th to 75th percentile, considering dilution and expense constraints.

As these are guidelines, variations occur as dictated by the experience level of the individual, geographical market factors, individual performance, tenure and job criticality.

We also provide executives with employee benefit plans consistent with those provided to other employees of companies of our size and in our industry, which help maintain a competitive total compensation package and help to attract and retain executives.

Competitive Assessment Process

The Compensation Committee evaluated our peer group in 2009 to take into account, among other things, our annual revenues including a full year of results following our acquisition of Berkeley HeartLab, Inc. We selected our peer group based on the following criteria:

•	companies that are engaged in the life sciences industry;

•	companies that are generally located in high cost of living areas, so as to reflect similar recruiting landscapes;

•	companies with revenues generally between $100 and $400 million;

•	companies with generally 300 to 1200 employees; and

•	companies with a market capitalization between $175 million and $1.5 billion.

In addition, we also consider whether we compete with such companies for executives and whether the executive officers of such companies provide appropriate benchmarks relative to the specific duties and responsibilities of our executive officers.

Based on this evaluation and the criteria above, the peer companies we selected are set out below:

Company	Location	Industry
Abaxis	Union City, CA	Diagnostic Substances
Affymetrix	Santa Clara, CA	Biotechnology Research Equipment
Alexion Pharmaceuticals	Cheshire, CT	Biopharmaceuticals & Biotherapeutics
Alkermes	Cambridge, MA	Drug Delivery Systems
Auxilium Pharmaceuticals	Malvern, PA	Pharmaceuticals Manufacturers
BioMarin Pharmaceuticals	Novato, CA	Biopharmaceuticals & Biotherapeutics
Cepheid	Sunnyvale, CA	Biotechnology Research Equipment
Exelixis	South San Francisco, CA	Biopharmaceuticals & Biotherapeutics
Genomic Health	Redwood City, CA	Diagnostic Substances
Gen-Probe	San Diego, CA	Diagnostic Substances
Isis Pharmaceuticals	Carlsbad, CA	Biopharmaceuticals & Biotherapeutics
Luminex	Austin, TX	Biotechnology Research Equipment
Myriad Genetics	Salt Lake City, UT	Diagnostic Substances
OSI Pharmaceuticals	Melville, NY	Biopharmaceuticals & Biotherapeutics
Quidel	San Diego, CA	Diagnostic Substances
Regeneron Pharmaceuticals	Tarrytown, NY	Biopharmaceuticals & Biotherapeutics
Santarus	San Diego, CA	Pharmaceuticals Manufacturers
Sequenom	San Diego, CA	Biotechnology Research Equipment
Symyx Technologies	Santa Clara, CA	Technical & Scientific Research Services
The Medicines Company	Parsippany, NJ	Pharmaceuticals Manufacturers
Vertex Pharmaceuticals	Cambridge, MA	Pharmaceuticals Manufacturers

Compared to our peer group, Celera’s rankings were as follows as of the most recent date of analysis:

Competitive Criteria	Percentage Rank
Revenues	52%
Employees	69%
Market capitalization	36%

Roles and Responsibilities Pertaining to Compensation Management

Kathy Ordoñez, our Chief Executive Officer, with the assistance of Paul Arata, our Senior Vice President of Human Resources and Administration, provides recommendations to the Compensation Committee with regard to compensation philosophy, the structure and design of programs and policies in which our executives may participate, and specific compensation awards for each of our executive officers other than for herself. Ms. Ordoñez performs a performance review of each executive officer, other than herself. The Compensation Committee uses this performance review in determining annual bonuses, as well as long-term incentive grants. Mr. Arata provides compilations of total compensation values and reviews of performance against objectives for the Compensation Committee. Ugo DeBlasi, our Chief Financial Officer, prepares information for the Compensation Committee with regard to financial targets and metrics upon which the incentive compensation programs and equity programs are based.

The Compensation Committee is responsible for making decisions regarding our Chief Executive Officer’s compensation and for reviewing and approving her recommendations regarding the compensation of the other executive officers. The Compensation Committee retained Radford Surveys + Consulting (Radford) as an independent executive compensation consulting firm. Radford prepares for the Compensation Committee executive compensation analyses and reports and provides ongoing advice as the Compensation Committee deems appropriate. Among other things, Radford performed the following services for the Compensation Committee in 2009:

•	assisted in identifying the appropriate peer companies for consideration in analysis of director and officer compensation;

•	provided benchmark data for the Compensation Committee in its review of each element of compensation and overall total compensation opportunities;

•

prepared a competitive analysis for each of our executive officers against executives of our peer group. These included a review of base salary levels, actual short-term incentive levels (i.e., annual bonus), and the value of any long-term and equity compensation in the year of grant; and

•	consulted regarding the design of ongoing annual and long-term incentive programs.

Radford also participates in Compensation Committee meetings where executive compensation analyses and recommendations are discussed. In order to maintain an objective external perspective, Radford does not provide other services to Celera outside of its support to the Compensation Committee. However, we use Aon as an insurance broker and Radford and Aon are affiliated. In 2009, we paid Aon an aggregate of $119,676 for brokerage services in obtaining our directors and officers liability, fiduciary liability, property, employment practices liability, crime and cargo insurance, which is provided through third-party insurers. The Compensation Committee believes that the advice it receives from Radford is objective and not influenced by the Company’s relationship with Aon.

Components of Compensation for Our Executive Officers

We utilize compensation programs and elements that are aligned with and support our compensation philosophies. These components work together to provide flexibility to help us manage through change and a dynamic business climate. These compensation programs or elements consist of:

•	base salary;

•	annual incentive compensation;

•	long-term and equity incentive compensation; and

•	benefits and perquisites.

Base Salary

Base salary is a fixed compensation amount paid during the course of the fiscal year. It is designed to recognize demonstrated mastery of the day-to-day requirements of the position and pay competitive amounts that reflect the individual attributes of each executive officer. Base salaries are generally reviewed annually and are individually determined taking into consideration each executive’s unique set of skills, experience, and level of responsibility.

As discussed above, after reviewing competitive benchmarking data, the Compensation Committee determined that the base salaries for our Named Executive Officers were either at or above the 50th percentile of our peer group and thus would not be increased for 2009, except for one individual who was below market. Our General Counsel’s base salary was determined to be below the 50th percentile of our peer group, and therefore was increased to be in line with the 50th percentile for his position based on our peer group and his performance. The Compensation Committee determined that Named Executive Officers’ whose base salaries were above the 50th percentile would not have their based salaries decreased, but would not receive salary increases until his or her base salary came into alignment with the 50th percentile of market.

Annual Incentive Compensation

Our bonus program is based on the achievement of pre-determined financial and business objectives and also includes a discretionary amount to reflect personal performance and contribution. The objective of the program is to provide a competitive and performance based earnings opportunity that fluctuates year to year based on specific short-term business and individual achievements.

Bonuses under our program are determined by the following formula:

Base salary x target bonus percentage x business modifier x personal performance modifier = bonus

Target Bonus Percentage. Based on Radford’s benchmark study of our peer group and an internal determination of the value of the role of each executive officer to the organization, bonus targets for each of our Named Executive Officers for 2009 were set as follows:

Kathy Ordoñez	75%
Ugo DeBlasi	45%
Thomas White	60%
Scott Milsten	45%
Michael Zoccoli	45%
Joel Jung †	45%

†	Mr. Jung resigned his employment with the Company effective April 3, 2009.

In 2009, the Compensation Committee set Ms. Ordoñez’s target bonus percentage at 75%, which was lower than her target for 2008 of 95%, based on her request and its review of competitive annual bonus incentives for chief executive officers in our peer group and our goal of setting total cash compensation at the 50th percentile of our peer group. Although Ms. Ordoñez’s overall compensation was within our guidelines, both the Compensation Committee and Ms. Ordoñez determined that more emphasis should be placed on longer-term equity compensation than shorter-term annual cash compensation. The Compensation Committee determined this change in her compensation elements would better align her interests with the long-term interests of our shareholders.

Business Modifier. For 2009, the Compensation Committee established threshold, target and out performance goals for three financial metrics of revenue, gross profit and operating expenses. Each of these goals was weighted equally. No bonus was payable for a particular metric if threshold achievement was not attained. Between threshold and target, and between target and out performance, the bonus program was funded based on linear extrapolation. Threshold was set at 80% of targeted goal. The threshold, target and out performance goals for 2009 were:

(Dollar amounts in thousands)	Threshold	Target	Out Performance
Revenue	$161,315	$201,644	$241,973
Gross Profit	$111,938	$139,922	$167,906
Operating Expenses	$170,174	$141,812	$113,450

Our 2009 business modifier was calculated based on revenue of $166,924,000, gross profit of $116,055,000 and operating expenses of $129,671,000 (which excluded certain non-recurring adjustments, approved by the Compensation Committee, reflecting expenses the Compensation Committee determined were not anticipated in establishing the Company’s operating expense target). The calculation was as follows:

(Dollar amounts in thousands)	Target	Achieved	Percent Achieved	Weight	Earned Payout
Revenue	$201,644	$166,924	82.8%	33 1/3%	4.6%
Gross Profit	$139,922	$116,055	82.9%	33 1/3%	4.9%
Operating Expenses	$141,812	$129,671	108.6%	33 1/3%	47.6%

Total					57.1%

Personal Modifier. Ms. Ordoñez reviewed each Named Executive Officer, other than herself, for their performance in 2009 based on completion of their personal goals and proposed to the Compensation Committee a personal modifier to reflect each executive’s personal performance and contribution (either positive or negative) to our overall business results. The Compensation Committee reviewed Ms. Ordoñez’s performance against her personal goals.

The personal goals for 2009 for each of the Named Executive Officers were:

Ms. Ordoñez: implement Celera’s strategy to focus leadership in genetic testing to personalize disease management, hire a new Chief Financial Officer, fill critical positions to provide clinical leadership and medical leadership, drive sales of proprietary genetics.

Mr. DeBlasi: ensure compliance with the Sarbanes-Oxley Act, improve the processes that support the billings and collections function to drive improved collections and bad debt visibility, and improve the financial planning and analysis functions to appropriately support our business.

Dr. White: advance next-generation genetic tests towards commercialization, commence outcome studies, continue discovery and development of a pipeline of differentiated tests and support publications for current tests.

Mr. Milsten: formalize the Company’s corporate governance processes, manage major transactions and litigation for the Company within legal budget and further the development of the Company’s compliance program.

Dr. Zoccoli: advance KIF6 registration with the FDA, ensure quality goals are met and maintained, and refine our product group’s operations.

The personal modifiers for each of the Named Executive Officers for 2009 were:

Kathy Ordoñez	100%
Ugo DeBlasi	115%
Thomas White	100%
Scott Milsten	115%
Michael Zoccoli	115%
Joel Jung †	0%

†	Effective April 3, 2009, Mr. Jung resigned his employment with the Company and therefore was not eligible for a bonus.

The personal modifiers above reflect the following determinations:

Ms. Ordoñez: accomplishment of goals, including successful performance in building the medical affairs function, upgrading the finance function, re-scaling disease management at Berkeley HeartLab, and advancing the Company’s genetics program, including through new strategic partnerships, in-licensed markers and advances in discovery and publication of novel findings.

Mr. DeBlasi: accomplishment of goals, including exceptional performance in improving the Company’s financial reporting and positioning the Company for its successful review pursuant to Section 404 of the Sarbanes-Oxley Act.

Dr. White: accomplishment of goals, including successful performance in publishing scientific findings to support the Company’s genetic discoveries, making new genetic discoveries and designing and implementing cost-effectiveness studies.

Mr. Milsten: accomplishment of goals, including exceptional performance in developing the Company’s governance processes in its first full year as a stand-alone public company and managing complex legal matters within budget.

Dr. Zoccoli: accomplishment of goals, including exceptional performance in leading the Company’s products business to meet product development timelines, increasing manufacturing margins and exceeding the annual plan for net income.

The following table calculates each Named Executive Officer’s bonus for 2009 according to the bonus formula set forth above:

	Base Salary		Target Bonus	Business Modifier	Personal Modifier	2009 Bonus
Kathy Ordoñez	$650,000		75%	57.1%	100%	$278,363
Ugo DeBlasi	$272,978	*	45%	57.1%	115%	$80,663
Thomas White	$428,000		60%	57.1%	100%	$146,633
Scott Milsten	$331,538		45%	57.1%	115%	$97,967
Michael Zoccoli	$328,000		45%	57.1%	115%	$96,922
Joel Jung †	$82,115		45%	—	—	—

*	Reflects Mr. DeBlasi’s base salary during the year from April 6, 2009, his date of hire.

†	Effective April 3, 2009, Mr. Jung resigned his employment with the Company and therefore was not eligible for a bonus.

Long-term and Equity Incentive Compensation

We provide executives with various forms of equity incentives that generally vest over multiple years and, in some cases, vest based on pre-established business or performance goals. The Company has historically utilized an equity incentive strategy with the following primary objectives:

•	to provide executives with a financial stake in the Company designed to increase management’s focus on stockholder value;

•	to align the rewards and compensation outcome of executives with the variability of the performance of the stock;

•	to achieve a higher return on equity by focusing award participation on those individuals with a clear capability to drive growth in value; and

•	to provide market competitive earning opportunities commensurate with job responsibility, individual contribution, and Company performance.

In 2008, we used a combination of stock options and performance-based restricted stock units to achieve these results. In 2009, after completing our compensation review, the Compensation Committee awarded stock options and time-based restricted stock units which vest over four years. We targeted the level of executive awards at the 50 th percentile of our peer group in value. We determined to provide 50% of the targeted value in the form of stock options and 50% of the targeted value in restricted stock units. In doing so, the Compensation Committee used a 3:1 ratio of determining the number of options and restricted stock units to be granted. We developed this strategy after considering the market practices of our peer group, burn rate percentages within our peer group, the impact of grants on dilution, the compensation expense of such grants, and share usage.

Ms. Ordoñez’s grant for 2009 reflects the shift of the weighting of her total compensation awards from annual cash bonus compensation to long-term equity awards. Accordingly, she received an additional 25,000 options and 8,333 restricted stock units to make up for the decrease in her annual cash bonus incentive target from 95% of base salary to 75% of her base salary. The Compensation Committee used a Black-Scholes valuation of our stock and a 3:1 option to restricted stock unit ratio to determine the number of additional stock options and restricted stock units to grant to Ms. Ordoñez to account for her decreased cash bonus potential.

Benefits and Perquisites

We offer a competitive level of benefits to executives as part of our total executive compensation program. These benefits are intended to help recruit and retain senior executives. We review our benefit programs on a periodic basis by benchmarking against our peer group, reviewing published survey information, and obtaining advice from various independent benefit consultants. In general, our Named Executive Officers participate in the same employee benefit plans we make available to all other full time employees. In addition, during 2009, we provided annual physicals, and excess liability insurance to some of our Named Executive Officers. We gross-up the Named Executive Officers for taxes on the excess liability insurance. These additional perquisites are competitive with our peer group and we believe are necessary to attract and retain executives in accordance with our compensation philosophy.

Potential Payments upon Termination of Employment

Except as described below and with respect to certain terminations following an acquisition of Celera, any severance benefits payable to our Named Executive Officers will be determined by the Compensation Committee on a case-by-case basis in its discretion consistent with our prior practices and the treatment of other similarly situated executives.

We adopted an executive change in control policy that provides severance benefits to our executive officers in the event that they are terminated following a change in control without cause or leave with good reason within two years of a change in control. Under such policy, our Named Executive Officers, other than our CEO, would receive severance in the amount of 24 months of base pay plus targeted bonus and health care/dental benefits, and our CEO would receive severance in the amount of 36 months of base pay plus targeted bonus and health care/dental benefits. These severance benefits are paid in a lump sum within 60 days following the termination date, subject to the Named Executive Officer’s delivery of an irrevocable release of claims against us. In addition, the policy provides the Named Executive Officer with the right to receive outplacement services for 12 months following a qualifying termination.

This policy is intended to help alleviate both the negative effects on productivity during the uncertainty of a change in control and the transition period that follows a change in control and the potential for economic hardship of affected employees. The Compensation Committee also believes that this policy is a competitive requirement to attracting and retaining highly-qualified senior executives. Although the Company did not engage a consultant to formally propose a recommendation of our change in control policy, our Senior Vice President of Human Resources and Administration did work with J. Richards & Co., a consulting firm, to review the change in control policy. Our Senior Vice President of Human Resources and Administration reviewed the public filings of executive compensation data from a list of competitors (which included Luminex Corp., Myriad Genetics, Inc. and Sequenom, Inc.), and, together with some general guidance from J. Richards & Co. and its knowledge of current trends in executive packages, recommended the design, conditions and payout amounts of the change in control policy to the Compensation Committee. In addition, J. Richards & Co. reviewed the change in control policy and believes the policy is competitive and in line with the current practice of our competitors. J. Richards  & Co. does not perform any other services for the Company.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of certain compensation in excess of one million dollars paid to a company’s chief executive officer and the three other most highly compensated executive officers, except for the chief financial officer. While we seek to maximize the deductibility of compensation paid to our executive officers, we intend to maintain flexibility to pay compensation that may not be deductible under Section 162(m) if that would be in the best interests of our stockholders.

Summary Compensation Table for the Year Ended December 26, 2009

In July 2008, our Board of Directors approved a change in our fiscal year end to align our fiscal year with the calendar year and provide that our fiscal year will generally end on the last Saturday in December. The fiscal year end change resulted in an interim reporting period for our prior fiscal period beginning on July 1, 2008 and ending on December 27, 2008. The following table provides information about the compensation provided to our Named Executive Officers during the year ended December 26, 2009, our six-month transition reporting period ended December 27, 2008 and the year ended June 30, 2008:

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Kathy Ordoñez	Dec 28, 2008-Dec 26, 2009	650,000		—		257,717	363,750	278,363	26,802	1,576,632
Chief Executive Officer	July 1, 2008-Dec 27, 2008	347,712		—		—	—	338,254	3,004	688,970
	July 1, 2007-June 30, 2008	589,628		—		1,542,500	—	726,622	41,372	2,900,122

Ugo DeBlasi	Dec 28, 2008-Dec 26, 2009	317,403	*	52,668	**	92,775	478,400	80,663	39,359	1,061,268
SVP, Chief Financial Officer

Thomas White	Dec 28, 2008-Dec 26, 2009	428,000		—		80,405	101,850	146,633	17,743	774,631
SVP, Chief Scientific Officer	July 1, 2008-Dec 27, 2008	229,107		—		—	—	147,802	5,159	382,068
	July 1, 2007-June 30, 2008	380,753		—		385,625	—	249,426	36,167	1,051,971

Scott Milsten	Dec 28, 2008-Dec 26, 2009	331,538		—		61,850	87,300	97,967	180,375	759,030
SVP, General Counsel and Corporate Secretary

Michael Zoccoli	Dec 28, 2008-Dec 26, 2009	328,000		—		49,480	69,840	96,922	20,028	564,270
SVP, Products Group	July 1, 2007-June 30, 2008	279,385		—		385,625	—	144,061	30,523	839,594

Joel Jung †	Dec 28, 2008-Dec 26, 2009	82,115		—		—	—	—	336,931	419,046
Former VP, Chief Financial Officer	July 1, 2008-Dec 27, 2008	163,654		—		—	—	64,100	5,178	232,932
	July 1, 2007-June 30, 2008	259,615		—		293,075	—	128,816	13,800	695,306

*	Amount includes an aggregate of $44,425 paid to Mr. DeBlasi for his services as a consultant to the Company prior to his commencing employment as our Chief Financial Officer on April 6, 2009. Amount also includes his base salary for the period April 6, 2009 to December 26, 2009.

**	Reflects a sign-on bonus paid to Mr. DeBlasi.

†	Effective April 3, 2009, Mr. Jung resigned his employment with the Company.

(1)	Amounts shown represent the grant date fair value of options and restricted stock units granted in the period indicated as computed in accordance with FASB (ASC) Topic 718, Compensation — Stock Compensation. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 2 to the Consolidated Financial Statements for 2009 contained in our Annual Report on Form 10-K filed with the SEC on March 10, 2010. For performance vesting restricted stock units granted in 2008, the value shown above represents the maximum payout for the performance vesting restricted stock units.

(2)	Amounts shown include annual incentive bonus awards earned by the Named Executive Officers for the year ended December 26, 2009 under our incentive compensation program, which is discussed above, under “Components of Compensation for Our Executive Officers — Annual Incentive Compensation.”

(3)	The amounts in this column consist of the following for the year ended December 26, 2009:

Name	Contributions Related to Employee Savings Plans ($) (a)	Tax Gross-ups ($) (b)	Other Benefits ($) (c)	Total ($)
Kathy Ordoñez	23,700	602	2,500	26,802
Ugo DeBlasi	7,258	13,415	18,686	39,359
Thomas White	14,461	262	3,020	17,743
Scott Milsten	16,500	38,028	125,847	180,375
Michael Zoccoli	17,469	59	2,500	20,028
Joel Jung †	6,913	18	330,000	336,931

†	Effective April 3, 2009, Mr. Jung resigned his employment with the Company.

(a)	Reflects contributions under the Celera Corporation Non-Qualified Savings and Deferral Plan.

(b)	Reflects a reimbursement for taxes associated with income recognized by the executive as a result of excess liability insurance. For Mr. DeBlasi and Mr. Milsten, the amount includes a gross-up of relocation benefits.

(c)	Reflects the aggregate incremental cost of providing various perquisites and other personal benefits to each of the named individuals. These perquisites and personal benefits, which are valued at the actual cost, consist of: annual physicals, excess liability insurance, use of the company car for Mr. DeBlasi, and relocation benefits for Mr. DeBlasi and Mr. Milsten equal to $17,436 and $122,431, respectively. For Mr. Jung, it reflects his severance discussed below.

Narrative to Summary Compensation Table

The actual value, if any that an executive may realize from a restricted stock unit or option is contingent upon the satisfaction of the conditions to vesting in that award, and with respect to options, upon the excess of the stock price over the exercise price on the date the award is exercised. Thus, there is no assurance that the value, if any, eventually realized by the executive will correspond to the amount shown in the table above.

Grants of Plan-Based Awards during the Year Ended December 26, 2009

The following table provides information about incentive compensation awards granted to the Named Executive Officers during the year ended December 26, 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock that have not vested (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Kathy Ordoñez		—	487,500	731,250	—	—	—	—
	Aug 12, 2009	—	—	—	41,668	125,000	6.18	621,467
Ugo DeBlasi		—	122,840	184,260	—	—	—	—
	May 20, 2009	—	—	—	—	100,000	7.99	362,000
	Aug 12, 2009	—	—	—	15,000	40,000	6.18	209,175
Thomas White		—	256,800	385,200	—	—	—	—
	Aug 12, 2009	—	—	—	13,000	35,000	6.18	182,255
Scott Milsten		—	149,192	223,788	—	—	—	—
	Aug 12, 2009	—	—	—	10,000	30,000	6.18	149,150
Michael Zoccoli		—	147,600	221,400	—	—	—	—
	Aug 12, 2009	—	—	—	8,000	24,000	6.18	119,320
Joel Jung †		—	—	—	—	—	—	—

†	Effective April 3, 2009, Mr. Jung resigned his employment with the Company.

(1)	These amounts reflect the range of possible payouts under the Company’s Incentive Compensation Program for the year ended December 26, 2009 as described in the section entitled “Components of Compensation for Our Executive Officers — Annual Incentive Compensation” in the “Compensation Discussion and Analysis” above. The payment for the year ended December 26, 2009 performance has been made based on the metrics described, and is shown in the “Summary Compensation Table” in the column entitled “Non-Equity Incentive Plan Compensation.”

Outstanding Equity Awards as of December 26, 2009

The following table provides information about equity awards granted to each of the Named Executive Officers with respect to Celera stock that were outstanding as of December 26, 2009.

Name	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Kathy Ordoñez	40,000	(2)				42.31	12/1/2010	41,668	(6)	283,759	58,000	(4)	394,980
	11,300	(2)				31.50	3/26/2011
	28,000	(2)				18.89	4/8/2012
	100,000	(2)				19.47	4/19/2012
	95,000	(2)				9.13	3/24/2013
	76,000	(2)				10.78	6/17/2014
	150,000	(2)				10.15	6/2/2015
	75,000	(3)	75,000	(3)		15.32	1/30/2017
			125,000	(5)		6.18	8/12/2019

Ugo DeBlasi			100,000	(7)		7.99	5/20/2019	15,000	(6)	102,150
			40,000	(5)		6.18	8/12/2019

Thomas White	30,000	(2)				60.68	11/16/2010	13,000	(6)	88,530	14,500	(4)	98,745
	8,000	(2)				31.50	3/26/2011
	15,000	(2)				18.89	4/8/2012
	10,000	(2)				19.47	4/19/2012
	20,000	(2)				9.13	3/24/2013
	14,000	(2)				10.78	6/17/2014
	28,000	(2)				10.15	6/2/2015
	25,000	(3)	25,000	(3)		15.32	1/30/2017
			35,000	(5)		6.18	8/12/2019

Scott Milsten	12,500	(8)	37,500	(8)		10.96	11/3/2018	11,250	(9)	76,613
			30,000	(5)		6.18	8/12/2019	10,000	(6)	68,100

Michael Zoccoli	6,500	(2)				18.89	4/8/2012	8,000	(6)	54,480	14,500	(4)	98,745
	1,900	(2)				9.13	3/24/2013
	8,000	(2)				10.78	6/17/2014
	20,000	(2)				10.15	6/2/2015
	12,500	(3)	12,500	(3)		15.32	1/30/2017
			24,000	(5)		6.18	8/12/2019

Joel Jung †

†	Effective April 3, 2009, Mr. Jung resigned his employment with the Company.

(1)	The market price used for calculations in this column is $6.81, which was the fair market price of a share of Celera common stock on December 24, 2009, the last trading day prior to our year end of December 26, 2009.

(2)	These grants are fully vested.

(3)	25% of this grant vested on January 30, 2010 and a further 25% will vest on January 30, 2011.

(4)	Up to 50% of this performance-based restricted stock unit award potentially vests on each of June 26, 2010 and June 25, 2011, based on the level of achievement of the performance goals.

(5)	25% of this grant will vest on each of August 12, 2010, August 12, 2011, August 12, 2012 and August 12, 2013.

(6)	25% of this restricted stock unit will vest on each of August 12, 2010, August 12, 2011, August 12, 2012 and August 12, 2013.

(7)	25% of this grant vested on April 6, 2010 and a further 25% will vest on each of April 6, 2011, April 6, 2012 and April 6, 2013.

(8)	25% of this grant will vest on each of November 3, 2010, November 3, 2011 and November 3, 2012.

(9)	33% of this restricted stock unit will vest on each of November 3, 2010, November 3, 2011 and November 3, 2012.

Options Exercised and Stock Vested in the Year Ended December 26, 2009

The following table provides information about the value realized by each of the Named Executive Officers on exercises of stock options and the vesting of restricted stock units and stock awards with respect to Celera common stock during the year ended December 26, 2009.

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Kathy Ordoñez	—	—		67,002	410,722
Ugo DeBlasi	103,238	254,608	(2)	—	—
Thomas White	—	—		15,250	93,483
Scott Milsten	—	—		3,750	23,213
Michael Zoccoli	—	—		9,250	56,703
Joel Jung †	—	—		—	—

†	Effective April 3, 2009, Mr. Jung resigned his employment with the Company.

(1)	Amounts are based on the closing sales price of Celera common stock on the day the stock vested.

(2)	These options were held and exercised by Mr. DeBlasi prior to his commencing employment as our Chief Financial Officer. Mr. DeBlasi received options to acquire shares of Celera Group common stock during the course of his employment with Applied Biosystems. At the time of the split-off, all outstanding options to acquire shares of Celera Group common stock were converted into the right to acquire shares of our common stock.

Nonqualified Deferred Compensation as of December 26, 2009

The following table provides information for the year ended December 26, 2009 with respect to our Non-Qualified Savings and Deferral Plan.

Name	Plan Name	Executive Contributions for the Year Ended December 26, 2009 ($)	Registrant Contributions for the Year Ended December 26, 2009 ($)	Aggregate Earnings for the Year Ended December 26, 2009 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 26, 2009 ($) (1)
Kathy Ordoñez	Non-Qualified Savings and Deferral Plan	—	1,700	254,058	—	3,685,933	(2)
Ugo DeBlasi	Non-Qualified Savings and Deferral Plan	—	—	—	—	—
Thomas White	Non-Qualified Savings and Deferral Plan	—	1,700	18,598	—	488,423
Scott Milsten	Non-Qualified Savings and Deferral Plan	—	—	—	—	—
Michael Zoccoli	Non-Qualified Savings and Deferral Plan	—	1,700	2,107	55,716	4,114
Joel Jung †	Non-Qualified Savings and Deferral Plan	—	—	—	—	—

†	Effective April 3, 2009, Mr. Jung resigned his employment with the Company.

(1)	The following are the total amounts that have been reported in the “Summary Compensation Table” over all previous years in which the named executive officer appeared in such table.

Name	Previous Years ($)
Kathy Ordoñez	2,000
Thomas White	2,000
Michael Zoccoli	18,462

(2)	For Ms. Ordoñez, the aggregate balance includes $2,359,000 transferred to the Non-Qualified Savings and Deferral Plan from Applied Biosystems’ Supplemental Executive Retirement Plan in connection with our split-off from Applied Biosystems on July 1, 2008.

Non-Qualified Savings and Deferral Plan

At the time of the split-off from Applied Biosystems, our Board of Directors adopted a deferred compensation plan and excess savings plan for eligible employees. In November 2008, our Board of Directors approved the consolidation of the two separate plans and adopted the Celera Corporation Non-Qualified Savings and Deferral Plan. The non-qualified savings and deferral plan allows eligible participants to defer a percentage of compensation each year on a pre-tax basis. We do not pay “above market” interest on deferred compensation. Amounts deferred are credited to individual accounts under the plan.

We also make employer contributions to the plan based on the matching contributions that we cannot make to the accounts of participants in our 401(k) Savings Plan by reason of the Internal Revenue Code limit on tax-deferred contributions to qualified plans. These contributions vest in the same manner as our match under the 401(k) Savings Plan — 25% per year for the first four years of employment.

Participants are able to direct the investment of their accounts among various measurement funds. These funds may change from time to time and include domestic and international equity, income, and blended funds. The non-qualified savings and deferral plan also includes account balances previously deferred under the Applied Biosystems Deferred Compensation Plan and the Applied Biosystems Excess Benefit Plan, which have been transferred to the Company following the split-off.

Participants are fully vested in the amounts in their accounts in the plan, except with respect to the employer 401(k) contributions which vest as described above. These amounts will be paid on the earliest of:

•	a pre-retirement distribution date designated by the participant with respect to the amounts deferred each year; or

•	termination of the participant’s employment.

Payment may be made in a lump sum or in installments over a period of up to 15 years, depending on the terms of the plan and the participant’s payment election.

Potential Payments Upon Termination or Change in Control

Severance Arrangements

As described above, our executive officers are eligible to receive post-termination payments pursuant to our executive change in control policy. Under the terms of his offer of employment, our General Counsel is entitled to receive severance of one year base salary and target bonus in the event his employment is terminated without cause prior to October 30, 2010. Such severance is subject to his signing a general release of claims. Accordingly, if he had been terminated without cause effective December 26, 2009, his severance would have been $507,500. None of our other Named Executive Officers have any individual severance arrangements. The agreement with our General Counsel was negotiated in connection with his decision to relocate to commence employment with us in 2008.

The table below was prepared as though a change in control occurred and the Named Executive Officer’s employment was terminated as of December 26, 2009 (due to a termination by Celera without cause or a resignation for good reason), and using the closing share price of Celera common stock as of December 24, 2009, which was the last trading day prior to December 26, 2009. As described above, for purposes of calculating the benefits for each Named Executive Officer, the executive change in control policy provides for a severance period of 36 months for Ms. Ordoñez and a severance period of 24 months for the other executive officers.

Name	Cash Severance Payment ($) (1)	Benefit Plans ($) (2)	Options ($) (3)	Restricted Stock Units ($) (3)	Outplacement ($) (4)	Total ($)
Kathy Ordoñez	3,412,500	67,476	78,750	678,739	12,000	4,249,465
Ugo DeBlasi	1,073,000	—	25,200	102,150	12,000	1,212,350
Thomas White	1,369,600	44,984	22,050	187,275	12,000	1,635,909
Scott Milsten	1,015,000	68,778	18,900	144,713	12,000	1,259,391
Michael Zoccoli	951,000	44,984	15,120	153,225	12,000	1,176,329
Joel Jung†	—	—	—	—	—	—

†	Effective April 3, 2009, Mr. Jung resigned his employment with the Company.

(1)	Cash severance benefit is a lump sum payment based on the officer’s base pay and target bonus over the severance period.

(2)	Reflects lump sum payment for the cost of medical and dental coverage, grossed up for taxes, for the severance period.

(3)	The value of stock options and restricted stock units assumes that all outstanding awards as of December 26, 2009 were immediately vested upon the change in control, regardless of whether termination of employment, for any reason, has occurred, as provided under the Celera Corporation 2008 Stock Incentive Plan. In the case of stock options, the value is based on the number of outstanding unvested shares deemed vested, multiplied by the applicable closing share price on December 24, 2009 (the last trading day prior to our fiscal year end), minus the aggregate exercise price of the stock options. In the case of the restricted stock units, the value assumes the payment of previously unvested units, multiplied by the applicable closing share price on December 24, 2009.

(4)	Reflects an estimate of value of outplacement services to be provided during the 12 months following termination.

Severance For Our Former Chief Financial Officer

On April 3, 2009, we entered into a General Release and Separation Agreement with Joel Jung, the Company’s Chief Financial Officer, whereby Mr. Jung resigned from his employment. Under the agreement, we agreed to pay Mr. Jung a lump sum of $328,750, which reflected nine months of base salary ($228,750), and a lump sum payment of $100,000. We also agreed to make Mr. Jung’s COBRA premium payments for him and his eligible dependents until the earlier of (i) January 31, 2010 or (ii) the date Mr. Jung is eligible to participate in another employer’s health benefit program. We also agreed to provide Mr. Jung with transition support services for twelve months.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Celera specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis presented above. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 26, 2009.

Compensation Committee

Jean-Luc Bélingard, Chair
Richard H. Ayers
Bennett M. Shapiro

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors has nominated the three persons named below for election as directors of the Company at the meeting. Each nominee elected as a director will serve until his or her successor has been elected at our 2013 annual meeting or until his or her earlier resignation, removal, retirement, disqualification or death.

Each of the nominees is currently serving as a director of the Company, and each of the nominees has agreed to serve if elected. If a nominee becomes unavailable to serve as a director for any reason, the shares represented by proxies voted “FOR” the nominee will be voted for such other person as may be designated by the Board of Directors, unless the Board of Directors decides to leave the vacancy temporarily unfilled or to reduce the number of directors serving on the Board of Directors.

Majority Vote Standard for Election of Directors; Director Resignation Policy

Our Bylaws require that each director be elected by the affirmative vote of a majority of the votes cast with respect to such director in uncontested elections such as this one (the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee). In a contested election, the standard for election of directors would be the affirmative vote of a plurality of the votes cast by the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A contested election is one in which the Board of Directors has determined that the number of nominees exceeds the number of directors to be elected at the meeting and has not rescinded this determination by the record date for the meeting as initially announced.

If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board of Directors as a “holdover director” until his or her successor is elected and qualified, or until his or her earlier resignation or removal pursuant to our Bylaws. In accordance with our board policy regarding majority voting, our Board of Directors expects each incumbent director who is nominated for re-election to resign from the Board of Directors if he or she fails to receive the required number of votes for re-election in accordance with our Bylaws and the Board of Directors or a duly authorized committee of the Board of Directors determines to accept such resignation. This policy provides that, in considering whether to nominate any incumbent director for re-election, the Board of Directors will take into account whether the director has tendered an irrevocable resignation that will be effective upon the Board of Directors’ acceptance of such resignation in the event the director fails to receive the required vote to be re-elected. In the case of a proposed nominee who is not an incumbent director, the Board of Directors will take into account whether the individual has agreed to tender such a resignation prior to being nominated for re-election. If a nominee who is an incumbent director does not receive the required vote for re-election, the Nominating and Corporate Governance Committee or another committee of the Board will decide whether to accept or reject such director’s resignation (if the director has tendered such a resignation), or whether to take other action, within 90 days after the date of the certification of the election results. The committee’s decision will be publicly disclosed in a filing with the SEC. If a nominee who was not already serving as a director fails to receive the required votes to be elected at the annual meeting, he or she will not become a member of the Board. All director nominees are currently serving on the Board, and each nominee has submitted an irrevocable resignation of the type described above.

The principal occupation and other information about each of the nominees as of April 1, 2010, is provided below.

The Board of Directors recommends that you vote “FOR” each of the nominees listed below.

Richard H. Ayers, age 67, has served as a director of Celera since February 2008 and was a director of Applied Biosystems, Inc. (formerly Applera Corporation) from 1988 until June 2008. He is the retired Chairman and Chief Executive Officer of The Stanley Works, a tool and hardware manufacturer. He was an advisor to the Chairman and Chief Executive Officer of The Stanley Works from January 1997 to October 1997 after having served as Chairman and Chief Executive Officer of The Stanley Works from May 1989 to December 1996. Mr. Ayers is a Trustee of MassMutual Select Funds and MML Series Investment Fund.

Wayne I. Roe, age 59, has served as a director of Celera since December 2008. Mr. Roe has been a general partner of DFJ In-Cube Ventures, an early stage medical technology fund, since 2007. From 2001 to 2007, he served as a consultant on life science marketing and pharmacoeconomic strategy. Mr. Roe was the founding Chief Executive Officer and Chairman of Covance Health Economics and Outcomes Services, Inc. from 1988 to 1999 and previously served as Vice President for Economic and Health Policy for the Health Industry Manufacturers Association. He currently sits on the boards of directors of ISTA Pharmaceuticals, Inc. and a number of privately-held companies. Mr. Roe also serves on the executive committee of the Maryland Angels Fund. Additionally, within the last five years, he was a director of Favrille, Inc. and Aradigm Corporation.

Bennett M. Shapiro, age 70, has served as a director of Celera since May 2008. Dr. Shapiro has been a director and Partner of PureTech Ventures, a venture capital firm specializing in investments in novel therapeutics, medical devices, and research technologies, since August 2003. From September 1990 to July 2003, Dr. Shapiro was Executive Vice President of Merck & Co., Inc., a research-based pharmaceutical company, in charge of Worldwide Basic and Preclinical Research and Licensing and External Research. He is also a director of Momenta Pharmaceuticals, Inc.

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee of the Board of Directors has selected PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, to audit our books, records, and accounts for the year ending December 25, 2010. We are asking you to ratify this selection at the meeting.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PwC as the Company’s independent registered public accounting firm. However, the Audit and Finance Committee of the Board of Directors is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit and Finance Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit and Finance Committee of the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of PwC is expected to attend the meeting to answer appropriate questions and to make a statement if he or she desires.

The affirmative “FOR” vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to ratify the selection of PwC as our independent registered public accounting firm.

The Board of Directors recommends that you vote “FOR” this proposal.

Audit and Non-Audit Fees

The table below presents fees for professional services rendered by PwC for the audit of the Company’s consolidated financial statements for the year ended June 30, 2008, the six-month transition period ended December 27, 2008 and for the year ended December 26, 2009, and fees for other services rendered by PwC during those periods.

	Year Ended June 30, 2008	Six-Month Transition Period Ended December 27, 2008	Year Ended December 26, 2009
Audit fees (1) (5)	$747,500	$826,342	$1,067,495
Audit-related fees (2)	550,000	—	—
Tax fees (3)	44,420	—	—
All other fees (4)	41,506	—	3,000

Total	$1,383,426	$826,342	$1,070,495

(1)	Audit fees consist of fees for professional services rendered for the audit of our consolidated financial statements for the year ended June 30, 2008, the six-month transition period ended December 27, 2008 and for the year ended December 26, 2009 (as well as the related attestation report on the Company’s internal control over financial reporting only for the year ended December 26, 2009), and the review of our interim consolidated financial statements included in Form 10-Q Quarterly Reports, and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, primarily in connection with our Registration Statement on Form S-1 filed with the SEC on February 29, 2008, as amended, and are not reported under “Audit fees.”

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance and advisory services.

(4)	All other fees consist of fees for products and services other than the services reported above.

(5)	The audit fee for the year ended June 30, 2008 includes $104,000 of additional fees that were agreed upon with PwC after the filing of our Annual Report on Form 10-K for the year ended June 30, 2008.

Pre-Approval Policies and Procedures

Consistent with SEC policies regarding auditor independence, the Audit and Finance Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit and Finance Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the next year’s audit, the Audit and Finance Committee pre-approves services in four categories of services:

1. Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including consultation regarding financial accounting and reporting standards.

2. Audit-Related services are for related services that are reasonably related to the performance of the audit and review of financial statements, including benefit plan audits.

3. Tax services include all services performed by the independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice.

4. All Other Fees are those associated with services not captured in the other categories.

The Audit and Finance Committee must specifically approve the terms of the annual audit engagement and all internal control related services. The Audit and Finance Committee pre-approves specific types of services within these categories as well as maximum charges for the services. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services or increase the maximum amount of authorized charges not contemplated in the original pre-approval. In those instances, the Audit and Finance Committee must pre-approve the services before the firm is engaged or increase the authorization before approved services may be continued. All of the services for which fees were disclosed in the table above for the six-month transition period ended December 27, 2008 and the year ended December 26, 2009 were pre-approved by the Audit and Finance Committee.

STOCKHOLDER PROPOSALS

Any stockholder who wishes to submit a proposal to be included in the proxy statement for our 2011 annual meeting must deliver the proposal to us no later than December 15, 2010. All proposals should be sent in writing to: Secretary, Celera Corporation, 1401 Harbor Bay Parkway, Alameda, California 94502, and must include specified information about the proposal and stockholder required by the SEC.

In addition, our Bylaws contain certain procedures that a stockholder must follow to nominate a person for election as a director or present a proposal for action at any annual meeting of stockholders. See “BOARD OF DIRECTORS AND CORPORATE GOVERNANCE — Director Nomination Process — Consideration of Stockholder Nominees for Director” above with respect to stockholder nominations. The procedures set forth in our Bylaws are separate and apart from the SEC requirements noted above that a stockholder must meet in order to have a proposal included in our proxy statement. In general, our Bylaws provide that items of business to be brought before an annual meeting of stockholders must include specified information and be delivered to or mailed and received at the principal executive offices of the Company not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was made. In the case of our 2011 annual meeting, this advance notice must be received no earlier than January 26, 2010, or later than February 25, 2011, assuming the date of the 2011 annual meeting occurs within 30 days before or 60 days after the anniversary date of the 2010 annual meeting. We will have discretionary authority to vote on any stockholder proposals presented at our 2011 annual meeting that do not comply with these notice requirements.

The chairman of the meeting has the power to determine whether any business proposed to be brought before the meeting has been made in accordance with the foregoing procedures and may refuse to allow the transaction of any business not in compliance with these procedures.

Additional information regarding the submission of nominations for director or other items of business may be obtained from the Secretary of the Company at the address provided below.

ADDITIONAL INFORMATION

If you have questions or need more information about the meeting or any of the matters described in this proxy statement, please write to: Secretary, Celera Corporation, 1401 Harbor Bay Parkway, Alameda, California 94502, or call us at 510-749-4200. Our Annual Report on Form 10-K, which includes our audited financial statements for the year ended December 26, 2009, has accompanied this proxy statement. You may also access a copy of our Annual Report on Form 10-K in the Corporate section of www.celera.com or at www.proxyvote.com. Upon your request, we will provide, without charge, a copy of any exhibit to our Form 10-K. Requests should be directed to our Secretary at the address set forth above, and should identify the person making the request as a stockholder of the Company as of the record date.

By Order of the Board of Directors,

Scott K. Milsten
Senior Vice President, General Counsel and Corporate Secretary

Alameda, California
April 9, 2010

CELERA CORPORATION 1401 HARBOR BAY PARKWAY ALAMEDA, CA 94502

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Celera Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Celera Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CELER1	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CELERA CORPORATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

Vote on Directors

1.     To elect three directors for a three-year term to expire at the 2013 Annual Meeting of Stockholders. The present Board of Directors of the Company has nominated and recommends for election as director the following individuals:

Nominees:	For	Against	Abstain	Vote on Proposal		For	Against	Abstain

1a. Richard H. Ayers	☐	☐	☐	2.	Proposal to ratify the selection of	☐	☐	☐
1b. Wayne I. Roe	☐	☐	☐		PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 25, 2010.

1c. Bennett M. Shapiro	☐	☐	☐	3.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR the election of each nominee in Item 1 and FOR Item 2. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.
						Yes	No

	For address changes and/or comments, please check this box and write them on the back where indicated.		☐	Please indicate if you plan to attend this meeting.		☐	☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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CELER2

CELERA CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

MAY 26, 2010

The stockholder(s) hereby appoint(s) Kathy P. Ordoñez and Scott K. Milsten, or either of them, as proxies, each with the power to appoint her/his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Celera Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. local time on Wednesday, May 26, 2010, at the Celera Corporation offices located at 1311 Harbor Bay Parkway, Alameda, California 94502, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE